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                                                                    EXHIBIT 8.1


                                LAW OFFICES
                               MCAFEE & TAFT
                        A PROFESSIONAL CORPORATION
                     10TH FLOOR, TWO LEADERSHIP SQUARE
                            211 NORTH ROBINSON
                     OKLAHOMA CITY, OKLAHOMA 73102-7103
                              (405) 235-9621
                            FAX (405) 235-0439
                        http://www.mcafeetaft.com

                               June 22, 2000


Devon Energy Corporation
20 North Broadway, Suite 1500
Oklahoma City, Oklahoma 73102-8260

Ladies and Gentlemen:

              We have acted as counsel to Devon Energy Corporation, a Delaware corporation ("Devon"), in connection with the proposed merger of Devon Merger Co., a Delaware corporation and a direct, wholly-owned subsidiary of Devon ("Devon Merger Co."), with and into Santa Fe Snyder Corporation, a Delaware corporation ("Santa Fe Snyder") (the "Merger"), pursuant to the Agreement and Plan of Merger, dated as of May 25, 2000, among Devon, Devon Merger Co., and Santa Fe Snyder (the "Merger Agreement").

              The opinions expressed in this letter are given pursuant to
Section 7.3(b) of the Merger Agreement and are based on our review of: (i) the Merger Agreement, (ii) the Joint Proxy Statement/Prospectus of Devon and Santa Fe Snyder relating to the Merger, filed with the Securities and Exchange Commission on June 22, 2000 (the "Proxy Statement"), (iii) the exhibits to the Proxy Statement, and (iv) such other materials and documents as we have deemed appropriate. Additionally, we have relied on customary representations from Devon, Devon Merger Co. and Santa Fe Snyder in rendering the opinions expressed in this letter. Capitalized terms not otherwise defined herein shall have the same meanings as they have for purposes of the Proxy Statement and the Merger Agreement.

              In rendering the opinions expressed in this letter, we have assumed that (i) the Merger will be consummated as described in the Merger Agreement and Proxy Statement, (ii) the facts, representations, and warranties set forth in the Merger Agreement, the Proxy Statement, and the Reorganization Certificates are accurate, (iii) the covenants, conditions, and obligations set forth in the Merger Agreement will be fulfilled, and (iv) there are no agreements, arrangements, or understandings among any of Devon, Devon Merger Co., Santa Fe Snyder, or any of their shareholders, relating to the Merger other than the Merger Agreement and those described or referenced in the Merger Agreement or the Proxy Statement. While we have made factual inquiries as we deemed appropriate, we have not undertaken a complete independent investigation of the factual matters set forth in any of the foregoing.

              Subject to the foregoing and to the assumptions and limitations set forth herein and in the Proxy Statement under the caption "Material United States Federal Income Tax Considerations," and assuming the Merger is consummated in accordance with the Merger Agreement, in our opinion:

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              (a)   The Merger will be treated for U.S. federal income tax
purposes as reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended; and

              (b) No gain or loss will be recognized by Devon or Devon Merger Co. as a result of the Merger.

              The opinions expressed herein are limited solely to the federal law of the United States as in effect on the date hereof and the relevant facts that exist as of the date hereof. No assurance can be given that the law or facts will not change, and we have not undertaken to advise you or any other person with respect to any event subsequent to the date hereof. We express no opinion as to any tax consequences of or relating to the Merger other than the federal income tax consequences which are specifically addressed in this opinion.

              This opinion may be relied upon by you and may not be relied upon by any other person for any purpose without our prior written consent.

              We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. We also consent to the references to this form appearing in the Registration Statement under the caption "Legal Matters."

                                    Very truly yours,

                                    /s/ McAfee & Taft A Professional Corporation

                                    McAfee & Taft A Professional Corporation